Exhibit 10.3

COHERENT, INC.
[2011] EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
1. Grant. The Company hereby grants to the Employee named in the Notice of Grant of Award and Award Agreement (the “Notice of Grant”) an award of Restricted Stock Units (“PRSUs”), as set forth in the Notice of Grant, subject to the terms and conditions in this agreement, including any special terms and conditions for the Employee’s country contained in the appendix attached hereto (the “Appendix” and together with the Performance Restricted Stock Unit Agreement, the “Agreement”) and in the Company’s [2011] Equity Incentive Plan (the “Plan”). Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

2. Company’s Obligation. Each PRSU represents the right to receive one Share on settlement as provided in paragraph 5. Unless and until the PRSUs vest pursuant to paragraph 3 and are settled pursuant to paragraph 5, the Employee will have no right to receive Shares under such PRSUs. Prior to actual distribution of Shares pursuant to any vested PRSUs, such PRSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule; Assumption or Substitution Calculation. The PRSUs shall vest as follows:

[Insert Performance Vesting Schedule]

4. Forfeiture upon Termination as a Service Provider. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Employee terminates service as a Service Provider for any or no reason prior to vesting, the unvested PRSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company. [The accelerated vesting provisions set forth in the Company’s Change of Control and Leadership Change Severance Plan, as amended from time to time shall not apply to these PRSUs.] For purposes of the PRSUs, the Employee’s service will be considered terminated as of the date that the Employee is no longer providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Employee is employed), and the Employee’s right to vest in the PRSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Employee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Employee is employed); the Company shall have the exclusive discretion to determine when the Employee is no longer providing services for purposes of the PRSUs (including whether the Employee may still be considered to be providing services while on a leave of absence).

5. Settlement After Filing Annual Report and Certification. Any PRSUs that vest in accordance with paragraph 3 will be distributed to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares as soon as practicable on or after the certification of the Compensation and HR Committee of the Board as to the extent to which [Performance Metric] has been achieved and the filing of the Annual Report with the Securities and Exchange Commission.

6. Responsibility for Taxes. The Employee acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”) is and remains the Employee’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or settlement of the PRSUs, the receipt of any dividends on Shares,

Exhibit 10.3
and the subsequent sale of the Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

        Notwithstanding paragraph 5, prior to any relevant taxable or tax withholding event, as applicable, the Employee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Company shall withhold in Shares otherwise deliverable to the Employee having a Fair Market Value equal to an amount that satisfies the Tax-Related Items required to be withheld. In the event that such withholding in Shares is problematic under applicable tax, securities, or other laws or has materially adverse accounting consequences, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:

        a. withholding from the Employee’s wages or cash compensation paid to the Employee by the Company and/or the Employer; or

        b.  withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization without further consent).

        The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Employee’s jurisdiction, in which case the Employee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

        Finally, the Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

7. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or the Employee’s broker.

8  Acknowledgements. In accepting the grant of PRSUs, the Employee acknowledges, understands and agrees that:

a. the Company (and not the Employee’s employer) is granting the PRSU. The Company will administer the Plan from outside the Employee’s country of residence if the Employee’s country of residence is outside the United States, and the provisions of this Agreement will be governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of California;

b. the benefits and rights provided under the Plan, if any, are wholly discretionary and do not constitute regular or periodic payments;

c. the Employee is voluntarily participating in the Plan;

Exhibit 10.3

d. the PRSUs and the Shares subject to the PRSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

e. the PRSUs and the Shares subject to the PRSUs, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, leave-related payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

f. unless otherwise agreed with the Company, the PRSUs and the Shares subject to the PRSUs, and the income from and value of same, are not granted as consideration for, or in connection with, services the Employee may provide as a director of a Subsidiary;

g. no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from the termination of the Employee as a Service Provider (for any reason whatsoever; and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed);

h. the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

i. the grant of PRSUs, and all decisions with respect to any future grant of PRSUs under the Plan, is at the complete discretion of the Company;

j. the grant of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

k. the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

l. the grant of PRSUs and the Employee’s participation in the Plan shall not create a right to employment or other service or be interpreted as forming an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate the Employee’s employment or other service relationship (if any) at any time;

m. unless otherwise provided in the Plan or by the Company in its discretion, the PRSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PRSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

n. neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to the Employee pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement.

        9. Data Privacy Information and Consent.

a. Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Employee, including, but not limited to, the Employee’s name, home

Exhibit 10.3
address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purposes of implementing, administering and managing the Employee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Employee’s consent.

b. Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliated companies (“E*TRADE”), an independent service provider based in the United States which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Employee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

c. International Data Transfers. The Company and E*TRADE are based in the United States. The Employee’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company has certified under the EU-U.S. Privacy Shield Program and relies on it for its transfer of Data from European Union countries to the U.S. Elsewhere, its legal basis for the transfer of Data, where required, is the Employee’s consent.

d. Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e. Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the consent, his or her salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant the Employee awards under the Plan or administer or maintain such awards.

f. Data Subject Rights. The Employee may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Employee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Employee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Employee can contact his or her local human resources representative.

g. Additional Legal Basis. The Employee understands that the Company may rely on a different legal basis for the collection, processing or transfer of Data in the future and/or request the Employee to provide another data privacy consent. If applicable, upon request of the Company or the Employer, the Employee agrees to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Employee for the purpose of administering his or her participation in the Plan in compliance with the applicable data privacy laws, either now or in the future. The Employee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.

Exhibit 10.3
10. No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan or the Employee’s acquisition or sale of the Shares.  The Employee should therefore consult with his or her own personal tax, legal, and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

11. Language. The Employee has received the terms and conditions of this Agreement and any other related communications, and the Employee consents to having received these documents, in English. If the Employee has received this Agreement or any other communications related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will control.

12. Electronic Delivery & Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.  Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Plan Administration at Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, CA 95054, U.S.A. or at such other address as the Company may hereafter designate in writing.

14. Conditions for Issuance of Shares. The Shares deliverable upon settlement of the PRSUs may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company. The Company shall not be required to issue any Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which the class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any law or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body, whether in the United States or elsewhere, which the Company shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any governmental agency, which the Company shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of settlement of the PRSUs as the Company may establish from time to time for legal or administrative reasons.

15. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

16. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

18. Modifications to the Agreement. This Agreement (including any appendices attached hereto) constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Subject to paragraph 21 below, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

19. Governing Law and Venue. The PRSU grant and the provisions of this Agreement will be governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of California.

Exhibit 10.3
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

20. Appendix. Notwithstanding any provisions in this Agreement, the PRSU grant shall be subject to any special terms and conditions set forth in the Appendix for the Employee’s country.  Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

21. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PRSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22. Insider Trading Restrictions/Market Abuse Laws. By participating in the Plan, the Employee agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Employee). The Employee acknowledges that, depending on his or her country or the broker’s country, or the country in which the Shares are listed, the Employee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the PRSUs) or rights linked to the value of Shares, during such times as the Employee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the United States and, if different, the Employee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Employee placed before possessing inside information. Furthermore, the Employee may be prohibited from (i) disclosing insider information to any third party, including fellow employees or service providers (other than on a “need-to-know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is the Employee’s responsibility to comply with any applicable restrictions, and the Employee should speak to his or her personal advisor on this matter.

23. Foreign Asset/ Account Reporting Requirements. The Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares) in a brokerage or bank account outside his or her country. The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time from receipt. The Employee acknowledges that it is his or her responsibility to be compliant with such regulations.

24. Waiver. The Employee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Employee or any other Participants.

Exhibit 10.3
COHERENT, INC.
[2011] EQUITY INCENTIVE PLAN

APPENDIX

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice of Grant and/or the Performance Restricted Stock Unit Agreement.

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the PRSUs granted to the Employee under the Plan if the Employee works and/or resides in the country listed below.  These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Performance Restricted Stock Unit Agreement. If the Employee is a citizen or resident of a country other than that in which he or she is currently working and/or residing (or is considered as such for local law purposes) or if the Employee transfers his or her service relationship and/or residence to another country after the PRSUs are granted, the Company shall, in its discretion, determine to what extent the terms and conditions shall be applicable to the Employee.

NOTIFICATIONS

This Appendix also includes information regarding certain other issues of which the Employee should be aware with respect to the Employee’s participation in the Plan. Such information is based on the securities, exchange control and other laws in effect in the respective countries as of [_______, 20XX]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information contained in this Appendix as the only source of information relating to the consequences of the Employee’s participation in the Plan, because the information may be out-of-date at the time the Employee vests in the PRSUs or sells any Shares acquired upon settlement.

In addition, the information contained in this Appendix is general in nature and may not apply to the Employee’s particular situation. As a result, the Company is not in a position to assure the Employee of any particular result. Accordingly, the Employee should seek appropriate professional advice as to how the relevant laws in the Employee’s country may apply to the Employee’s individual situation.

If the Employee is a citizen or resident of a country other than the one in which the Employee is currently residing and/or working, is considered a resident of another country or transfers his or her service relationship and/or residency to another country after the PRSUs are granted, the information contained in this Appendix may not be applicable to the Employee in the same manner.

[COUNTRY SPECIFIC INFORMATION]